Exhibit (a)(5)(Z)
UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF COLUMBIA
UNITED STATES OF AMERICA
          Plaintiff
                     v.
L.B. FOSTER COMPANY
                    and
PORTEC RAIL PRODUCTS, INC.
           Defendants
HOLD SEPARATE STIPULATION AND ORDER
     It is hereby stipulated and agreed by and between the undersigned parties, subject to approval and entry by the Court, that:
I.	DEFINITIONS
     As used in this Hold Separate Stipulation and Order:
     A. “Acquirer” means Koppers, the entity to which Defendants shall divest the Divestiture Assets.
     B. “Foster” means defendant L.B. Foster Company, a Pennsylvania corporation headquartered in Pittsburgh, Pennsylvania, its successors and assigns, and its subsidiaries, divisions, groups, affiliates, partnerships and joint ventures, and their directors, officers, managers, agents, and employees.
     C. “Portec” means defendant Portec Rail Products, Inc., a West Virginia corporation headquartered in Pittsburgh, Pennsylvania, its successors and assigns, and its subsidiaries,

divisions, groups, affiliates, partnerships and joint ventures, and their directors, officers, managers, agents, and employees.
     D. “Koppers” means Koppers, Inc., a Pennsylvania corporation headquartered in Pittsburgh, Pennsylvania, its successors and assigns, and its subsidiaries, divisions, groups, affiliates, partnerships and joint ventures, and their directors, officers, managers, agents, and employees.
     E. “Divested Portec Product Lines” means Portec’s bonded insulated rail joints (assemblies and kits), polyurethane-coated insulated rail joints, end posts, polyurethane-coated gauge and tie plates, fiberglass (CyPly) joint kits, plastic insulation, standard rail joints, compromise and transitional rail joints, and Weldmate joint bars, but excluding Coronet rail joints and end posts manufactured by Coronet Rail Limited.
     F. “Divestiture Assets” means:
          (1) Portec’s facility located at 900 9th Avenue W, Huntington, West Virginia (the “Huntington Facility”), including all equipment located in and around the Huntington Facility that is used in connection with the Divested Portec Product Lines;
          (2) All tangible assets that are used for any of the Divested Portec Product Lines, including research and development activities; all manufacturing equipment, tooling and fixed assets, personal property, inventory, office furniture, materials, supplies, and other tangible property and all assets used in connection with any of the Divested Portec Product Lines; all licenses, permits and authorizations issued by any governmental organization relating to any of the Divested Portec Product Lines; all contracts, teaming arrangements, agreements, leases, commitments, certifications, and understandings, relating to any of the Divested Portec Product

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Lines, including supply agreements; all customer lists, contracts, accounts, and credit records; all repair and performance records and all other records relating to any of the Divested Portec Product Lines;
          (3) All intangible assets used in the design, development, production, marketing, servicing, distribution, and/or sale of any of the Divested Portec Product Lines, including, but not limited to, all patents, licenses and sublicenses, intellectual property, copyrights, trademarks, trade names, service marks, service names, technical information, computer software and related documentation, know-how, trade secrets, drawings, blueprints, designs, design protocols, specifications for materials, specifications for parts and devices, safety procedures for the handling of materials and substances, all marketing and sales data relating to any of the Divested Portec Product Lines, quality assurance and control procedures, design tools and simulation capability, all manuals and technical information Portec provides to its own employees, customers, suppliers, agents or licensees, and all research data concerning historic and current research and development efforts relating to any of the Divested Portec Product Lines, including, but not limited to, designs of experiments, and the results of successful and unsuccessful designs and experiments; and
          (4) The Divestiture Assets exclude the trademark, trade name, service mark, or service name “Portec.”
     G. Transaction” means Foster’s acceptance for payment of at least 65 percent of the Fully Diluted Number of Company Shares of Portec, as defined in the Agreement and Plan of Merger dated February 16, 2010, between L.B. Foster Company, Foster Thomas Company, and Portec Rail Products, Inc.

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II.	OBJECTIVES
     The Final Judgment filed in this case is meant to ensure Defendants’ prompt divestiture of the Divestiture Assets to the Acquirer for the purpose of establishing an independent and economically-viable competitor in the business of the design, development, production, marketing, servicing, distribution, and sale of bonded insulated rail joints and polyurethane-coated insulated rail joints in order to remedy the effects that the United States alleges would otherwise result from Foster’s acquisition of Portec. This Hold Separate Stipulation and Order ensures, prior to such divestiture, that the Divestiture Assets remain independent, economically viable, and ongoing business concerns that will remain independent and uninfluenced by Foster, and that competition is maintained during the pendency of the ordered divestiture.
III.	JURISDICTION AND VENUE
     The Court has jurisdiction over the subject matter of this action and over each of the parties hereto, and venue of this action is proper in the United States District Court for the District of Columbia.
IV.	COMPLIANCE WITH AND ENTRY OF FINAL JUDGMENT
     A. The parties stipulate that a Final Judgment in the form attached hereto as Exhibit A may be filed with and entered by the Court, upon the motion of any party or upon the Court’s own motion, at any time after compliance with the requirements of the Antitrust Procedures and Penalties Act (15 U.S.C. § 16), and without further notice to any party or other proceedings, provided that the United States has not withdrawn its consent, which it may do at any time before the entry of the proposed Final Judgment by serving notice thereof on Defendants and by filing that notice with the Court.

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     B. Defendants agree to arrange, at their expense, publication as quickly as possible of the newspaper notice required by the Antitrust Procedures and Penalties Act. The publication shall be arranged no later than five (5) calendar days after Defendants’ receipt from the United States of the text of the notice and identity of the newspaper within which the publication shall be made. Defendants shall promptly send to the United States: (1) confirmation that publication of the newspaper notice has been arranged; and (2) the certification of the publication prepared by the newspaper within which the notice was published.
     C. Defendants shall abide by and comply with the provisions of the proposed Final Judgment, pending the entry of the Final Judgment by the Court, or until expiration of time for all appeals of any Court ruling declining entry of the proposed Final Judgment, and shall, from the date of the signing of this Hold Separate Stipulation and Order by the parties, comply with all the terms and provisions of the proposed Final Judgment as though the same were in full force and effect as an order of the Court.
     D. Defendants shall not consummate the Transaction before the Court has signed this Hold Separate Stipulation and Order.
     E. This Hold Separate Stipulation and Order shall apply with equal force and effect to any amended proposed Final Judgment agreed upon in writing by the parties and submitted to the Court.
     F. In the event: (1) the United States has withdrawn its consent, as provided in Section IV(A), above; or (2) the proposed Final Judgment is not entered pursuant to this Hold Separate Stipulation and Order, the time has expired for all appeals of any Court ruling declining entry of the proposed Final Judgment, and the Court has not otherwise ordered continued

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compliance with the terms and provisions of the proposed Final Judgment, then the parties are released from all further obligations under this Hold Separate Stipulation and Order, and the making of this stipulation shall be without prejudice to any party in this or any other proceeding.
     G. Defendants represent that the divestiture ordered in the proposed Final Judgment can and will be made, and that Defendants will later raise no claim of mistake, hardship, or difficulty of compliance as grounds for asking the Court to modify any of the provisions contained therein.
V. HOLD SEPARATE PROVISIONS
     Until the Divestiture Assets are sold to the Acquirer in accordance with the terms of the Final Judgment:
     A. Each Defendant shall preserve, maintain, and continue to operate its own assets as an independent, ongoing, economically viable competitive business, with management, sales, and operations of its assets held entirely separate, distinct, and apart from the other Defendant’s operations. Each Defendant shall not coordinate its production, marketing, or terms of sale of any of its products with those produced or sold by the other Defendant.
     B. Defendants shall maintain and operate the Divestiture Assets in such a manner to ensure that Portec is an independent, ongoing, economically viable, and active competitor in the markets for all products in the Divested Portec Product Lines. Defendants shall take all steps necessary to ensure that management of Portec’s assets will not be influenced by Foster and that Portec’s books, records, competitively sensitive sales, marketing, and pricing information, and decision making will be kept separate and apart from Foster’s operations.

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     C. Defendants shall use all reasonable efforts to maintain and increase the sales and revenues of all products within the Divested Portec Product Lines, and shall maintain at 2010 or previously approved levels for 2011, whichever are higher, all promotional, advertising, sales, technical assistance, marketing, and merchandising support for all products within the Divested Portec Product Lines.
     D. Defendants shall provide sufficient working capital and lines and sources of credit to continue to maintain Portec as an economically viable and competitive, ongoing business, consistent with the requirements of Sections V(A) and (B).
     E. Defendants shall take all steps necessary to ensure that the Divestiture Assets are fully maintained in operable condition at no less than current capacity and sales, and shall maintain and adhere to normal repair and maintenance schedules for the Divestiture Assets.
     F. Defendants shall not, except as part of a divestiture approved by the United States in accordance with the terms of the proposed Final Judgment, remove, sell, lease, assign, transfer, pledge, or otherwise dispose of any of the Divestiture Assets.
     G. Defendants shall maintain, in accordance with sound accounting principles, separate, accurate, and complete financial ledgers, books, and records that report on a periodic basis, such as the last business day of every month, consistent with past practices, the assets, liabilities, expenses, revenues, and income of Portec’s assets.
     H. Defendants shall take no action that would jeopardize, delay, or impede the sale or use of the Divestiture Assets.
     I. Portec employees with responsibility for the design, development, production, marketing, servicing, distribution and/or sale of all products within the Divested Portec Product

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Lines or the operation and maintenance of the Divestiture Assets shall not be transferred or reassigned to other areas within Foster or Portec except for transfer bids initiated by employees pursuant to Defendants’ regular, established job posting policy. Defendants shall notify the United States immediately of such transfer.
     J. Defendants shall appoint, subject to the approval of the United States, a person or persons to oversee the Divestiture Assets, and who will be responsible for Defendants’ compliance with this Section. This person shall have complete managerial responsibility for the Divestiture Assets, subject to the provisions of the proposed Final Judgment.
VI. DURATION OF HOLD SEPARATE OBLIGATIONS
     Defendants’ obligations under Section V of this Hold Separate Stipulation and Order shall remain in effect until: (1) consummation of the sale of the Divestiture Assets to the Acquirer; or (2) further order of the Court. If the United States voluntarily dismisses the Complaint in this matter, Defendants are released from all further obligations under this Hold Separate Stipulation and Order.

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Respectfully submitted:

FOR PLAINTIFF	FOR DEFENDANT
UNITED STATES OF AMERICA	L.B. FOSTER COMPANY

/s/ Christine A. Hill	/s/ John H. Korns
Christine A. Hill (D.C. Bar No. 461048)	John H. Korns (D.C. Bar No. 142745)
United States Department of Justice	Buchanan, Ingersoll & Rooney PC
Antitrust Division, Litigation II Section	1700 K Street, N.W., Suite 300
450 Fifth Street, N.W.	Washington, D.C. 20006
Suite 8700	(202) 452-7939
Washington, D.C. 20530	john.korns@bipc.com
(202) 305-2738
christine.hill@usdoj.gov	Wendelynne J. Newton
Buchanan, Ingersoll & Rooney PC
One Oxford Centre, 20th Floor
301 Grant Street
Pittsburgh, PA 15219
(412) 562-8932
wendelynne.newton@bipc.com

FOR DEFENDANT
PORTEC RAIL PRODUCTS, INC.
/s/ Timothy M. Walsh
Timothy M. Walsh (D.C. Bar No. 269753)
Steptoe & Johnson, LLP
1330 Connecticut Avenue, N.W.
Washington, D.C. 20036
(202) 429-3000
twalsh@steptoe.com
Dated: December 14, 2010
ORDER
     IT IS SO ORDERED by the Court, this ___ day of                     , 2010.

United States District Judge

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CERTIFICATE OF SERVICE
     I, Christine A. Hill, hereby certify that on December 14, 2010, I caused a copy of the foregoing Hold Separate Stipulation and Order to be served upon Defendants L.B. Foster Company and Portec Rail Products, Inc. by mailing the documents electronically to the duly authorized legal representatives of Defendants as follows:
Counsel for LB. Foster Company:
John H. Korns, Esquire
Buchanan, Ingersoll & Rooney PC
1700 K Street, N.W., Suite 300
Washington, D.C. 20006
(202) 452-7939
john.korns@bipc.com
Wendelynne J. Newton, Esquire
Buchanan, Ingersoll & Rooney PC
One Oxford Centre, 20th Floor
301 Grant Street
Pittsburgh, PA 15219
(412) 562-8932
wendelynne.newton@bipc.com
Counsel for Portec Rail Products, Inc.:
Timothy M. Walsh, Esquire
Steptoe & Johnson, LLP
1330 Connecticut Avenue, N.W.
Washington, D.C. 20036
(202) 429-3000
twalsh@steptoe.com

/s/ Christine A. Hill, Esquire
Christine A. Hill, Esquire
United States Department of Justice Antitrust Division, Litigation II Section 450 Fifth Street, N.W., Suite 8700 Washington, D.C. 20530 (202) 305-2738

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UNITED STATES DISTRICT COURT FOR
THE DISTRICT OF COLUMBIA

UNITED STATES OF AMERICA

Plaintiff

v.

L.B. FOSTER COMPANY

and

PORTEC RAIL PRODUCTS, INC.

Defendants

PROPOSED FINAL JUDGMENT
     WHEREAS, Plaintiff United States of America (“United States”) filed its Complaint on December 14, 2010, the United States and Defendants L.B. Foster Company and Portec Rail Products, Inc., by their respective attorneys, have consented to the entry of this Final Judgment without trial or adjudication of any issue of fact or law, and without this Final Judgment constituting any evidence against or admission by any party regarding any issue of fact or law;
     AND WHEREAS, Defendants agree to be bound by the provisions of this Final Judgment pending its approval by the Court;
     AND WHEREAS, the essence of this Final Judgment is the prompt and certain divestiture of certain rights or assets by Defendants to assure that competition is not substantially lessened;
     AND WHEREAS, the United States requires Defendants to make certain divestitures for the purpose of remedying the loss of competition alleged in the Complaint;

     AND WHEREAS, Defendants have represented to the United States that the divestitures required below can and will be made and that Defendants will later raise no claim of hardship or difficulty as grounds for asking the Court to modify any of the divestiture provisions contained below;
     NOW THEREFORE, before any testimony is taken, without trial or adjudication of any issue of fact or law, and upon consent of the parties, it is ORDERED, ADJUDGED, AND DECREED:
I. JURISDICTION
     This Court has jurisdiction over the subject matter of and each of the parties to this action. The Complaint states a claim upon which relief may be granted against Defendants under Section 7 of the Clayton Act, as amended (15 U.S.C. § 18).
II. DEFINITIONS
     As used in this Final Judgment:
     A. “Acquirer” means Koppers, the entity to which Defendants shall divest the Divestiture Assets.
     B. “Foster” means Defendant L.B. Foster Company, a Pennsylvania corporation headquartered in Pittsburgh, Pennsylvania, its successors and assigns, and its subsidiaries, divisions, groups, affiliates, partnerships and joint ventures, and their directors, officers, managers, agents, and employees.
     C. “Portec” means Defendant Portec Rail Products, Inc., a West Virginia corporation headquartered in Pittsburgh, Pennsylvania, its successors and assigns, and its subsidiaries,

divisions, groups, affiliates, partnerships and joint ventures, and their directors, officers, managers, agents, and employees.
     D. “Koppers” means Koppers Inc., a Pennsylvania corporation headquartered in Pittsburgh, Pennsylvania, its successors and assigns, and its subsidiaries, divisions, groups, affiliates, partnerships and joint ventures, and their directors, officers, managers, agents, and employees.
     E. “Divested Portec Product Lines” means Portec’s bonded insulated rail joints (assemblies and kits), polyurethane-coated insulated rail joints, end posts, polyurethane-coated gauge and tie plates, fiberglass (CyPly) joint kits, plastic insulation, standard rail joints, compromise and transitional rail joints, and Weldmate joint bars, but excluding Coronet rail joints and end posts manufactured by Coronet Rail Limited.
     F. “Divestiture Assets” means:
          (1) Portec’s facility located at 900 9th Avenue W, Huntington, West Virginia (the “Huntington Facility”), including all equipment located in and around the Huntington Facility that is used in connection with the Divested Portec Product Lines;
          (2) All tangible assets that are used for any of the Divested Portec Product Lines, including research and development activities; all manufacturing equipment, tooling and fixed assets, personal property, inventory, office furniture, materials, supplies, and other tangible property and all assets used in connection with any of the Divested Portec Product Lines; all licenses, permits and authorizations issued by any governmental organization relating to any of the Divested Portec Product Lines; all contracts, teaming arrangements, agreements, leases, commitments, certifications, and understandings, relating to any of the Divested Portec Product

Lines, including supply agreements; all customer lists, contracts, accounts, and credit records; all repair and performance records and all other records relating to any of the Divested Portec Product Lines;
          (3) All intangible assets used in the design, development, production, marketing, servicing, distribution, and/or sale of any of the Divested Portec Product Lines, including, but not limited to, all patents, licenses and sublicenses, intellectual property, copyrights, trademarks, trade names, service marks, service names, technical information, computer software and related documentation, know-how, trade secrets, drawings, blueprints, designs, design protocols, specifications for materials, specifications for parts and devices, safety procedures for the handling of materials and substances, all marketing and sales data relating to any of the Divested Portec Product Lines, quality assurance and control procedures, design tools and simulation capability, all manuals and technical information Portec provides to its own employees, customers, suppliers, agents or licensees, and all research data concerning historic and current research and development efforts relating to any of the Divested Portec Product Lines, including, but not limited to, designs of experiments, and the results of successful and unsuccessful designs and experiments; and
          (4) The Divestiture Assets exclude the trademark, trade name, service mark, or service name “Portec.”
     G. “Friction Management Products” means wayside gauge-face lubrication systems, top-of-rail lubrication systems, and any other system or equipment used to lubricate rail.
     H. “Transaction” means Foster’s acceptance for payment of at least 65 percent of the Fully Diluted Number of Company Shares of Portec, as defined in the Agreement and Plan of

Merger dated February 16, 2010, between L.B. Foster Company, Foster Thomas Company, and Portec Rail Products, Inc.
III. APPLICABILITY
     This Final Judgment applies to Foster and Portec, as defined above, and all other persons in active concert or participation with any of them who receive actual notice of this Final Judgment by personal service or otherwise.
IV. DIVESTITURES
     A. Defendants are ordered and directed, within ten (10) calendar days after the Court signs the Hold Separate Stipulation and Order in this matter, to divest the Divestiture Assets to the Acquirer in a manner consistent with this Final Judgment.
     B. Defendants will not interfere with any negotiations by the Acquirer to employ any current or former Portec employee who is responsible in any way for the design, development, production, marketing, servicing, distribution, and/or sale of any of the Divested Portec Product Lines. Interference with respect to this paragraph includes, but is not limited to, enforcement of non-compete clauses and offers to increase salary or other benefits apart from those offered company-wide. In addition, for each employee who elects employment by the Acquirer, Defendants shall vest all unvested pension and other equity rights of that employee and provide all benefits to which the employee would have been entitled if terminated without cause.
     C. Defendants shall warrant to the Acquirer that each asset will be operational on the date of sale.
     D. Defendants shall not take any action that will impede in any way the permitting, operation, use, or divestiture of the Divestiture Assets.

     E. Defendants shall warrant to the Acquirer that there are no material defects in the environmental, zoning or other permits pertaining to the operation of each asset, and that following the sale of the Divestiture Assets, Defendants will not undertake, directly or indirectly, any challenges to the environmental, zoning, or other permits relating to the operation of the Divestiture Assets.
     F. Defendants shall be permitted to occupy, under sublease to the Acquirer or other arrangement, for a period of sixty (60) days from the date the Transaction is closed, that portion of the Huntington Facility that is not currently being used to manufacture any of the Divested Portec Product Lines.
     G. Defendants shall divest Portec’s entire business relating to each of the Divested Portec Product Lines and will not manufacture any products using any intangible assets divested pursuant to paragraph II(F)(3) of this Final Judgment.
     H. Defendants shall, as soon as possible, but within one business day after completion of the relevant event, notify the United States of: (1) the effective date of the Transaction; and (2) the effective date of the sale of the Divestiture Assets to the Acquirer.
     I. Unless the United States otherwise consents in writing, the divestiture pursuant to Section IV of this Final Judgment, shall include the entire Divestiture Assets, and shall be accomplished in such a way as to satisfy the United States, in its sole discretion, that the Divestiture Assets can and will be used by the Acquirer as part of a viable, ongoing business involved in the design, development, production, marketing, servicing, distribution, and sale of the Divested Portec Product Lines, that the Divestiture Assets will remain viable, and the divestiture of such assets will remedy the competitive harm alleged in the Complaint. The divestitures shall be:
          (1) made to an Acquirer that, in the United States’s sole judgment, has the intent and capability (including the necessary managerial, operational, technical and financial capability) of competing effectively in the design, development, production, marketing, servicing, distribution, and sale of the Divested Portec Product Lines; and
          (2) accomplished so as to satisfy the United States, in its sole discretion, that none of the terms of any agreement between the Acquirer and Defendants give Defendants the ability unreasonably to raise the Acquirer’s costs, to lower the Acquirer’s efficiency, or otherwise to interfere in the ability of the Acquirer to compete effectively.
V. FINANCING
     Defendants shall not finance all or any part of any purchase made pursuant to Section IV of this Final Judgment.
VI. HOLD SEPARATE
     Until the divestiture required by this Final Judgment have been accomplished, Defendants shall take all steps necessary to comply with the Hold Separate Stipulation and Order entered by this Court. Defendants shall take no action that would jeopardize the divestitures ordered by this Court.

VII. COMPLIANCE INSPECTION
     A. For the purposes of determining or securing compliance with this Final Judgment, or of determining whether the Final Judgment should be modified or vacated, and subject to any legally recognized privilege, from time to time authorized representatives of the United States Department of Justice Antitrust Division, including consultants and other persons retained by the United States, shall, upon written request of an authorized representative of the Assistant Attorney General in charge of the Antitrust Division, and on reasonable notice to Defendants, be permitted:
          (1) access during Defendants’ office hours to inspect and copy, or at the option of the United States, to require Defendants to provide hard copy or electronic copies of, all books, ledgers, accounts, records, data, and documents in the possession, custody, or control of Defendants, relating to any matters contained in this Final Judgment; and
          (2) to interview, either informally or on the record, Defendants’ officers, employees, or agents, who may have their individual counsel present, regarding such matters. The interviews shall be subject to the reasonable convenience of the interviewee and without restraint or interference by Defendants.
     B. Upon the written request of an authorized representative of the Assistant Attorney General in charge of the Antitrust Division, Defendants shall submit written reports or responses to written interrogatories, under oath if requested, relating to any of the matters contained in this Final Judgment as may be requested.

     C. No information or documents obtained by the means provided in this Section shall be divulged by the United States to any person other than an authorized representative of the executive branch of the United States, except in the course of legal proceedings to which the United States is a party (including grand jury proceedings), for the purpose of securing compliance with this Final Judgment, or as otherwise required by law.
     D. If, at the time information or documents are furnished by Defendants to the United States, Defendants represent and identify in writing the material in any such information or documents to which a claim of protection may be asserted under Rule 26(c)(1)(G) of the Federal Rules of Civil Procedure, and Defendants mark each pertinent page of such material, “Subject to claim of protection under Rule 26(c)(1)(G) of the Federal Rules of Civil Procedure,” then the United States shall give Defendants ten (10) calendar days notice prior to divulging such material in any legal proceeding (other than a grand jury proceeding).
VIII. NOTIFICATION
     Unless such transaction is otherwise subject to the reporting and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. § 18a (the “HSR Act”), during the term of this Final Judgment, Defendants, without providing advance notification to the Antitrust Division, shall not directly or indirectly: (a) acquire any assets of or any interest (including, but not limited to, any financial, security, loan, equity, or management interest) in, any company in the business of designing, developing, producing, marketing, servicing, distributing, and/or selling bonded insulated rail joints and/or polyurethane-coated insulated rail joints, or any company in the business of producing, marketing, distributing, and/or selling Friction Management Products; or (b) enter into any relationship with another company that involves the distribution of Friction Management Products in North America.
     Such notification shall be provided to the Antitrust Division in the same format as, and per the instructions relating to the Notification and Report Form set forth in the Appendix to Part 803 of Title 16 of the Code of Federal Regulations as amended, except that the information requested in Items 5 through 9 of the instructions must be provided only about bonded insulated rail joints, polyurethane-coated insulated rail joints, and Friction Management Products. Notification shall be provided at least thirty (30) calendar days prior to acquiring any such interest, and shall include, beyond what may be required by the applicable instructions, the names of the principal representatives of the parties to the agreement who negotiated the agreement, and any management or strategic plans discussing the proposed transaction. If within the 30-day period after notification, representatives of the Antitrust Division make a written request for additional information, Defendants shall not consummate the proposed transaction or agreement until thirty (30) calendar days after submitting all such additional information. Early termination of the waiting periods in this paragraph may be requested and, where appropriate, granted in the same manner as is applicable under the requirements and provisions of the HSR Act and rules promulgated there under. This Section shall be broadly construed and any ambiguity or uncertainty regarding the filing of notice under this Section shall be resolved in favor of filing notice.
IX. NO REACQUISITION
     Defendants may not reacquire any part of the Divestiture Assets during the term of this Final Judgment.

X. RETENTION OF JURISDICTION
     This Court retains jurisdiction to enable any party to this Final Judgment to apply to this Court at any time for further orders and directions as may be necessary or appropriate to carry out or construe this Final Judgment, to modify any of its provisions, to enforce compliance, and to punish violations of its provisions.
XI. EXPIRATION OF FINAL JUDGMENT
     Unless this Court grants an extension, this Final Judgment shall expire ten (10) years from the date of its entry.
XII. PUBLIC INTEREST DETERMINATION
     Entry of this Final Judgment is in the public interest. The parties have complied with the requirements of the Antitrust Procedures and Penalties Act, 15 U.S.C. § 16, including making copies available to the public of this Final Judgment, the Competitive Impact Statement, and any comments thereon and the United States’s responses to comments. Based upon the record before the Court, which includes the Competitive Impact Statement and any comments and responses to comments filed with the Court, entry of this Final Judgment is in the public interest.
Date:

Court approval subject to procedures
of Antitrust Procedures and Penalties
Act, 15 U.S.C. § 16

United States District Judge

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